Question 77 H.  Changes in Control of Registrant


Series 12 - SunAmerica Focused Small-Cap Growth Portfolio

During the period ended April 30, 2012, the SunAmerica
Focused Multi-Asset Strategy Portfolio, a series of the registrant (the "Acquiring Portfolio"), acquired shares of the SunAmerica Focused Small-Cap Growth Portfolio, which is also a series of the registrant (the "Acquired
Portfolio"), through a series of transactions. As of October 31, 2011, the Acquiring Portfolio owned approximately 16.4% of the Acquired Portfolio. As of April 30, 2012, the Acquiring Portfolio owned approximately 20.7% of the Acquired Portfolio.


Series 22 - SunAmerica Focused StarALPHA Portfolio

During the period ended April 30, 2012, the SunAmerica
Focused Multi-Asset Strategy Portfolio, a series of the registrant (the "Acquiring Portfolio"), liquidated shares of the SunAmerica Focused StarALPHA Portfolio, which is also a series of the registrant (the "Acquired
Portfolio"), through a series of transactions. As of October 31, 2011, the Acquiring Portfolio owned approximately 50.8% of the Acquired Portfolio. As of April 30, 2012, the Acquiring Portfolio did not hold any shares of the Acquired Portfolio.